Exhibit 99.1

Greif to Acquire Lee Container

DELAWARE, Ohio, Nov. 9, 2022 /PRNewswire/ -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced it has entered into a definitive agreement to acquire Lee Container Corporation, Inc. ("Lee Container" or "Lee"), an industry-leading manufacturer of high-performance barrier and conventional blow molded containers, for a purchase price of $300 million before taking into consideration tax benefits with an estimated net present value of approximately $30 million. The all-cash transaction will be funded through Greif's existing credit facility and is expected to close by the end of the calendar year, subject to customary closing conditions, including regulatory clearances.

Lee Container is a leader in the North American blow molded jerrycan industry, primarily serving growth-oriented customers in the agrochemical, other specialty chemical, oil & lubricant and pet care segments. Lee Container operates three strategically positioned manufacturing facilities in Homerville, GA, Centerville, IA and Nacogdoches, TX, with over 500 employees throughout the U.S. For the trailing twelve months ended September 30, 2022, Lee generated sales of $162 million and adjusted EBITDA of $33 million. Additionally, as part of the acquisition Greif expects to realize approximately $6 million in synergies within the first two years of ownership.

"The acquisition of Lee Container is a critical step in our continued Build to Last journey", said Ole Rosgaard, President and Chief Executive Officer of Greif. "Lee is an exceptional strategic and cultural fit, with exceptional people and values as well as a favorable mix of product and end market exposures. The Lee acquisition solidifies our commitment to growing our jerrycan and small plastic bottle footprint and adds a further growth engine to our GIP business. I am excited to welcome our new colleagues to the Greif family and look forward to growing our business together with them."

"The Lee Container family is excited for today's announcement and the opportunities it presents for our colleagues, customers and suppliers", added Robert Varnedoe, Chief Executive Officer of Lee Container. "Greif brings additional industry expertise, scale, and customer service focus that will be formative in continuing the strong growth fundamentals of the company. Our customers and suppliers will benefit from the enhanced product offering of Greif, and I'm most excited that our colleagues will join a thriving, people-first culture at Greif."

The acquisition represents numerous key strategic benefits, including:

•Offers immediate scale in jerrycans and small plastic bottles in North America, with a platform for future growth through both organic and inorganic reinvestment opportunities
•Provides favorable exposure to growing agricultural and specialty chemicals end markets, which offers portfolio diversification benefits to Greif's GIP business mix
•Margin accretive transaction pre-synergies, with multiple levers for value creation and incremental synergy capture under Greif ownership
•Attractive return profile given strong strategic fit, upside optionality for growth, and strong cultural alignment with Greif
Greif is excited to provide further information on the Lee Container acquisition and its expected impact to go-forward business operations as part of our fiscal fourth quarter review and 2023 guidance outlook discussion, which will occur during our earnings conference call on December 8, 2022.

Advisors
Stifel is acting as exclusive financial advisor to Greif for the transaction, and Baird is acting as financial advisor to Lee Container.

About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

About Lee Container Corporation, Inc.
Lee Container Corporation, Inc. is a leading manufacturer of high-performance barrier and conventional blow molded containers, primarily serving growth-oriented customers in the agricultural, other specialty chemical, oil & lubricant and pet care segments in North America. Lee operates three well-invested, strategically located manufacturing facilities in the United States with flexible capabilities designed to cost-effectively produce both custom and stock containers in a wide variety of sizes and quantities. The company is headquartered in Homerville, GA and currently employs over 500 employees throughout North America.

Concerning Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Greif's plans to acquire Lee Container and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These forward-looking statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. These risks and uncertainties include: the ability to successfully complete the acquisition of Lee Container on a timely basis, including receipt of required regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition of Lee Container; the satisfaction of certain conditions to the completion of the acquisition of Lee Container; if the acquisition of Lee Container is completed, the ability to retain the acquired businesses' customers and employees, the ability to successfully integrate the acquired businesses into Greif's operations, and the ability to achieve the expected synergies as well as accretion in margins, earnings or cash flow; competitive pressures in Greif's various lines of business; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties with respect to U.S. tax or trade laws; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities. Greif is subject to additional risks and uncertainties described in its Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of November 9, 2022. Except to the extent required by applicable law, Greif undertakes no obligation to update or revise any forward-looking statement.

Investor Relations contact information
Matt Leahy, Vice President, Corporate Development & Investor Relations, 740-549-6158. Matthew.Leahy@Greif.com